Exhibit 99.1

Pharmasset, Inc.
303-A College Road East
Princeton, NJ 08540 U.S.A.
Phone: (609) 613-4100
Fax: (609) 613-4150
www.pharmasset.com
Nasdaq: VRUS

Pharmasset Announces 91% SVR12 from the PROTON Trial in Subjects with Hepatitis C Genotype 1

- Intent to-treat SVR12 of 91% (43 of 47) following a 24-week treatment regimen incorporating 12 weeks of PSI-7977 400 mg QD

PRINCETON, NJ – (September 6, 2011) – Pharmasset, Inc. (Nasdaq: VRUS), announced today sustained virologic response (SVR) results from its phase 2b PROTON study with PSI-7977 400 mg dosed once daily in combination with peginterferon alfa 2a and ribavirin (Peg-IFN/RBV) in subjects with hepatitis C virus (HCV) genotype 1 who have not been treated previously. 43 out of 44 (98%) evaluable subjects achieved an SVR12, defined as HCV RNA below the limit of detection (<15 IU/mL) 12 weeks after the completion of treatment. All enrolled subjects will be followed to determine SVR24, the primary efficacy endpoint of the study.

Ninety five treatment-naïve patients with HCV genotype 1 were enrolled into two open-label arms of the PROTON trial, receiving either PSI-7977 200 mg QD (N=48) or 400 mg QD (N=47) for 12 weeks. Individuals in both arms received Peg-IFN/RBV for 24 weeks and were followed post-treatment to assess SVR12. Twenty-six subjects were enrolled in a placebo control arm and are receiving 48 weeks of Peg-IFN/RBV. Results from this study through the SVR12 endpoint are scheduled to be presented as part of a Presidential Plenary Session at the American Association for the Study of Liver Diseases (AASLD) meeting on Tuesday, November 8, 2011.

“I am very pleased with the results of this study which clearly demonstrate the benefit of the 400 mg dose of PSI-7977 with only 24 weeks of interferon for all subjects,” stated Dr. Eric Lawitz, the study’s principal investigator. “HCV therapy is becoming overly complex, and the elimination of 24 weeks of interferon and ribavirin as well as all response guided criteria for patients with HCV genotype 1 would be a welcomed simplification.”

At the European Association for the Study of the Liver (EASL) in April 2011, Dr. David Nelson presented interim results from the PROTON trial showing that 43 out of 47 subjects receiving the 400 mg dose of PSI-7977 achieved an eRVR, defined as HCV RNA below the limit of detection (<15 IU/ml) at week 4 through week 12. Of those not achieving eRVR, 3 discontinued therapy early due to unrelated adverse events and 1 was lost to follow-up, as previously reported. Notably, one of these individuals went on to achieve an SVR12 in spite of the shortened course of therapy. The combination of PSI-7977, pegylated interferon and ribavirin was generally safe and well tolerated.

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing, and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is the development of oral therapeutics for the treatment of hepatitis C virus (HCV) infection. Our research and development efforts are focused on nucleoside/tide analogs, a class of compounds which act as alternative substrates for the viral polymerase, thus inhibiting viral replication. We currently have three clinical-stage product candidates advancing in trials in various populations. Our pyrimidine, PSI-7977, an unpartnered uracil nucleotide analog, is currently under study in four Phase 2b trials in patients with HCV genotypes 1 through 6, including abbreviated duration interferon and interferon-free regimens. Our purine, PSI-938, an unpartnered guanosine nucleotide analog, recently reported safety and efficacy data from 14 days of monotherapy as well as 14 days in combination with the pyrimidine, PSI-7977. An SVR-endpoint study of the Pharmasset purine-pyrimidine combination is anticipated to begin in the third quarter of 2011. Mericitabine (RG7128) continues in three Phase 2b trials and one interferon-free trial being conducted through a strategic collaboration with Roche.

Contact

Richard E. T. Smith, Ph.D.

VP, Investor Relations and Corporate Communications

Office+1 (609) 865-0693

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts are “forward-looking statements,” that involve risks, uncertainties, and other important factors, including, without limitation, the risk of cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies involving our product candidates, the risk that our collaboration with Roche will not continue or will not be successful, and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of risks, uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 and our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission and discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission.